EXECUTIVE EMPLOYMENT AGREEMENT

      This Executive Employment Agreement ("Agreement") is made effective as of the closing of the acquisition of April 1, 2004 ("Effective Date"), by and between PeopleView, Inc. ("Parent Company") and James P. Stapleton ("Executive").

      The parties agree as follows:

      1. Employment. Parent Company hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

      2. Duties.

            2.1 Position. Executive is employed as Parent Chief Financial Officer and Corporate Secretary and shall have the duties and responsibilities assigned by the Parent Company's Chief Executive Officer (CEO) both upon initial hire and as may be reasonably assigned from time to time. Executive shall perform faithfully and diligently all duties assigned to Executive. Parent Company reserves the right to modify Executive's position and duties at any time in its sole and absolute discretion. Further, Executive is employed as Chief Financial Officer of The Mayo Group, Inc. a subsidiary of the Parent Company and shall have the duties and responsibilities assigned by the subsidiary Company's Chief Operating Officer.

            2.2 Best Efforts/Full-time. Executive will expend Executive's best efforts on behalf of Parent Company and its subsidiaries, and will abide by all policies and decisions made by Parent Company, as well as all applicable federal, state and local laws, regulations or ordinances. Executive will act in the best interest of Parent Company at all times. Executive shall devote Executive's full business time and efforts to the performance of Executive's assigned duties for Parent Company, unless Executive notifies the CEO in advance of Executive's intent to engage in other paid work and receives the CEOs' express written consent to do so.

      3. Term.

            3.1 Initial Term. The employment relationship pursuant to this Agreement shall be for an initial term commencing on the Effective Date set forth above and continuing for a period of 2 (two) years following such date ("Initial Term"), unless sooner terminated in accordance with paragraph 7 below.

            3.2 Renewal. On completion of the Initial Term specified in subparagraph 3.1 above, this Agreement will automatically renew for subsequent 12 months terms unless either party provides advance written notice to the other that Parent Company/Executive does not wish to renew the Agreement for a subsequent 12 months. In the event either party gives notice of nonrenewal pursuant to this subparagraph 3.2, this Agreement will expire at the end of the current term.

      4. Compensation.

            4.1 Base Salary. As compensation for Executive's performance of Executive's duties hereunder, Parent Company shall pay to Executive an initial Base Salary of $145,000 per year, payable in accordance with the normal payroll practices of Parent Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions. In the event Executive's employment under this Agreement is terminated by either party, for any reason, Executive will be entitled to receive Executive's Base Salary prorated to the date of termination.

            4.2 Incentive Compensation. Executive will be eligible to earn incentive compensation in accordance with the provisions set forth in Exhibit A.

      5. Customary Fringe Benefits. Executive will be eligible for all customary and usual fringe benefits generally available to executives of Parent Company subject to the terms and conditions of Parent Company's benefit plan documents. Parent Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Executive.

      6. Business Expenses. Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive's duties on behalf of Parent Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Parent Company's policies.

      7. Termination of Executive's Employment.

            7.1 Termination for Cause by Parent Company. Although Parent Company anticipates a mutually rewarding employment relationship with Executive, Parent Company may terminate Executive's employment immediately at any time for Cause. For purposes of this Agreement, "Cause" is defined as: (a) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Executive with respect to Executive's obligations or otherwise relating to the business of Parent Company; (b) Executive's material breach of this Agreement;
(c) Executive's conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; (d) Executive's failure to perform the essential functions of Executive's position, with or without reasonable accommodation due to a mental or physical disability, due to a mental or physical disability; and (e) Executive's death. In the event Executive's employment is terminated in accordance with this subparagraph 7.1, Executive shall be entitled to receive Executive's Base Salary prorated to the date of termination.

            7.2 All other Parent Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. Executive will not be entitled to receive the Severance Payment described in subparagraph 7.3 below.

            7.3 Termination Without Cause by Parent Company/Severance. Parent Company may terminate Executive's employment under this Agreement without Cause at any time on thirty (30) days' advance written notice to Executive. In the event of such termination, Executive will receive the Base Salary then in effect, prorated to the date of termination, and a "Severance Payment" equivalent to (a.) payment of compensation for an additional 12 months, payable in accordance with Parent Company's regular payroll cycle or lump sum, and (b.) an additional provision of accelerating all unvested stock options and warrants provided that Executive. : (a) complies with all surviving provisions of this Agreement as specified in subparagraph 13.8 below; (b) executes a full general release, releasing all claims, known or unknown, that Executive may have against Parent Company arising out of or any way related to Executive's employment or termination of employment with Parent Company.

            7.4 Voluntary Resignation by Executive for Good Reason/Severance. Executive may voluntarily resign Executive's position with Parent Company for Good Reason, at any time on thirty (30) days' advance written notice. In the event of Executive's resignation for Good Reason, Executive will be entitled to receive the Base Salary then in effect, prorated to the date of termination., and the Severance Payment described in subparagraph 7.3. above, provided Executive complies with all of the conditions in subparagraph 7.3. above. All other Parent Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. Executive will be deemed to have resigned for Good Reason in the following circumstances: (a) Parent Company's material breach of this Agreement; (b) Executive's Base Salary is reduced by more than 25% below Executive's salary in effect at any time during the preceding twelve months, unless the reduction is made as part of, and is generally consistent with, a general reduction of senior executive salaries;
(c) Executive's position and/or duties are modified so that Executive's duties are no longer consistent with the position of a senior executive or Executive no longer reports to the Board of Directors; and (d) Parent Company relocates Executive's principal place of work to a location more than sixty (60) miles from the location specified in subparagraph 2.3, without Executive's prior written approval.

            7.5 Voluntary Resignation by Executive Without Good Reason. Executive may voluntarily resign Executive's position with Parent Company without Good Reason, at any time after the Initial Term, on thirty (30) days' advance written notice. In the event of Executive's resignation without Good Reason, Executive will be entitled to receive only the Base Salary for the thirty-day notice period if any. All other Parent Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. In addition, executive will not be entitled to receive the Severance Payment described in subparagraph 7.3. above.

            7.6 Termination of Employment Upon Nonrenewal. In the event either party decides not to renew this Agreement for a subsequent 6 months in accordance with subparagraph 3.2 above, the Agreement will expire, Executive's employment with Parent Company will terminate and Executive will only be entitled to Executive's Base Salary paid through the last day of the current term. All other Parent Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. Executive will not be entitled to the Severance Payment described in subparagraph 7.3 above.

      8. No Conflict of Interest. During the term of Executive's employment with Parent Company and during any period Executive is receiving payments from Parent Company, Executive must not engage in any work, paid or unpaid, that creates an actual or potential conflict of interest with Parent Company. Such work shall include, but is not limited to, directly or indirectly competing with Parent Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which Parent Company is now engaged or in which Parent Company becomes engaged during the term of Executive's employment with Parent Company, as may be determined by the Board of Directors in its sole discretion. If the Board of Directors believes such a conflict exists during the term of this Agreement, the Board of Directors may ask Executive to choose to discontinue the other work or resign employment with Parent Company. If the Board of Directors believes such a conflict exists during any period in which Executive is receiving payments pursuant to this Agreement, the Board of Directors may ask Executive to choose to discontinue the other work or forfeit the remaining severance payments. In addition, Executive agrees not to refer any client or potential client of Parent Company to competitors of Parent Company, without obtaining Parent Company's prior written consent, during the term of Executive's employment and during any period in which Executive is receiving payments from Parent Company pursuant to this Agreement.

      9. Confidentiality and Proprietary Rights. Executive agrees to read, sign and abide by Parent Company's Employee Innovations and Proprietary Rights Assignment Agreement, which is provided with this Agreement and incorporated herein by reference.

      10. Non-Solicitation.

            10.1 Nonsolicitation of Customers or Prospects. Executive acknowledges that information about Parent Company's customers is confidential and constitutes trade secrets. Accordingly, Executive agrees that during the term of this Agreement and for a period of one (1) year after the termination of this Agreement, Executive will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Parent Company's relationship with any of its customers or customer prospects by soliciting or encouraging others to solicit any of them for the purpose of diverting or taking away business from Parent Company.

            10.2 Nonsolicitation of Parent Company's Employees. Executive agrees that during the term of this Agreement and for a period of one (1) year after the termination of this Agreement, Executive will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Parent Company's business by soliciting, encouraging or attempting to hire any of Parent Company's employees or causing others to solicit or encourage any of Parent Company's employees to discontinue their employment with Parent Company.

      11. Injunctive Relief. Executive acknowledges that Executive's breach of the covenants contained in paragraphs 8-10 (collectively "Covenants") would cause irreparable injury to Parent Company and agrees that in the event of any such breach, Parent Company shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.

      12. Agreement to Arbitrate. To the fullest extent permitted by law, Executive and Parent Company agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, the employment relationship between Parent Company and Executive and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. Claims for workers' compensation, unemployment insurance benefits and Parent Company's right to obtain injunctive relief pursuant to paragraph 11 above are excluded. For the purpose of this agreement to arbitrate, references to "Parent Company" include all parent, subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement shall apply to them to the extent Executive's claims arise out of or relate to their actions on behalf of Parent Company.

            12.1 Consideration. The mutual promise by Parent Company and Executive to arbitrate any and all disputes between them rather than litigate them before the courts or other bodies, provides the consideration for this agreement to arbitrate.

            12.2 Initiation of Arbitration. Either party may exercise the right to arbitrate by providing the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations.

            12.3 Arbitration Procedure. The arbitration will be conducted in Irvine, California by a single neutral arbitrator and in accordance with the then current rules for resolution of employment disputes of the American Arbitration Association ("AAA"). The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of California, and only such power, and shall follow the law. In the event the arbitrator does not follow the law, the arbitrator will have exceeded the scope of his or her authority and the parties may, at their option, file a motion to vacate the award in court. The parties agree to abide by and perform any award rendered by the arbitrator. Judgment on the award may be entered in any court having jurisdiction thereof.

            12.4 Costs of Arbitration. Each party shall bear one half the cost of the arbitration filing and hearing fees, and the cost of the arbitrator.

      13. General Provisions.

            13.1 Successors and Assigns. The rights and obligations of Parent Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Parent Company. Executive shall not be entitled to assign any of Executive's rights or obligations under this Agreement.

            13.2 Waiver. Either party's failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

            13.3 Attorneys' Fees. Each side will bear its own attorneys' fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys' fees to the prevailing party.

            13.4 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

            13.5 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Parent Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

            13.6 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California. Each party consents to the jurisdiction and venue of the state or federal courts in Irvine, California, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

            13.7 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c ) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

            13.8 Survival. Sections 8 ("No Conflict of Interest"), 9 ("Confidentiality and Proprietary Rights"), 10 (Nonsolicitation), 11 ("Injunctive Relief"), 12 ("Agreement to Arbitrate"), 13 ("General Provisions") and 14 ("Entire Agreement") of this Agreement shall survive Executive's employment by Parent Company.

      14. Entire Agreement. This Agreement, including the Parent Company Employee Innovations and Proprietary Rights Assignment Agreement incorporated herein by reference and Parent Company's stock option plan and related option documents described in paragraph 4.3 of this Agreement, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Executive and the Board of Directors of Parent Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.


                                             JAMES P. STAPLETON

Dated:        4/1/04
       --------------------------            ----------------------------------
                                             YOUR ADDRESS HERE


                                             PeopleView, Inc.


Dated:        4/1/04                     By: /s/ Joseph J. Flynn
       --------------------------            ----------------------------------
                                             Joseph J. Flynn
                                             Chief Executive Officer
                                             PeopleView, Inc.
                                             27130 A Paseo Espada
                                             Suite 1427
                                             San Juan Capistrano, CA. 92675

                                    EXHIBIT A

                  PARENT COMPANY'S INCENTIVE COMPENSATION PLAN

      Incentive Compensation :

2004--Pre Reverse Split

      a.    200,000 options granted in a 3-- year vesting schedule

      b. 630,000 warrants issued on April 1, 2004 at the then market price, terms as such:

            1.    215,000 granted at closing of the Mayo Merger Deal on April 1,
                  2004

            2. 215,000 contingent upon the company achieving a minimum of the 2004 revenue and EBITDA targets set forth in the Mayo Group, Inc. Merger (Exhibit H) of final Agreement and Plan of Merger between PeopleView, Inc., PeopleView Acquisition Corporation and Alan Mayo and Associates, Inc.

            3. 215,000 contingent upon the company achieving a minimum of the 2005 revenue and EBITDA targets set forth in the Mayo Group, Inc. Merger (Exhibit H) of final Agreement and Plan of Merger between PeopleView, Inc., PeopleView Acquisition Corporation and Alan Mayo and Associates, Inc.

            Warrants subject to contingencies numbers 2 and 3 above will be placed in Escrow and released to Executive within thirty days after audited numbers are achieved and released for the applicable periods. Should however, the actual 2004 and/or 2005 operating budget EBITDA achieved be less than 100% but 75% or more of the target set at closing, Executive will only be become entitled to an equally reduced ratio of these warrants. In the event that less than a 75% of the 2004 and/or 2005 operating target budgeted EBITDA is achieved, Executive will not be entitled to any percentage of the additional warrants.

            4.    Warrants will have a term of 5 years.

      c. Participation in the Corporate Executive Bonus Plan. The Plan will be based on 7.5% of EBITDA for the year. James Stapleton will be capped at $50,000 in bonus payment per year for the term of this contract. Bonus to be paid on a semi- annual basis, based on the mid year and annual targets. 50% paid in August and the balance paid in January. August payment will be contingent upon company's ability to demonstrate positive cash flow for a minimum of six months.